Exhibit 4(c)

INVESTOR RIGHTS AGREEMENT

CONFIDENTIAL

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Exhibits
Exhibit A	Definitions
Exhibit B	Form of Addendum Agreement

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INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT dated as of November 5, 2008 (this “Agreement”), is being entered into by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (the “Initial Member”), Texas Transmission Investment LLC, a Delaware limited liability company (the “Minority Member”), Energy Future Holdings Corp., a Texas Corporation (“EFH”) and any other Persons that may hereafter become a party hereto (collectively with the Initial Member and the Minority Member, the “Members”).

RECITALS

WHEREAS, the Initial Member and the Minority Member each own limited liability company interests in the Company, as represented by the LLC Units; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish, among other things, the rights and obligations arising out of, or in connection with, their ownership of LLC Units.

NOW, THEREFORE, in consideration of the mutual promises and agreements made in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Capitalized terms used in the Agreement (including Exhibits and Schedules hereto) but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A.

Section 1.2. Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,” (except to the extent the context otherwise provides); (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; and (e) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein.

ARTICLE II

LLC UNITS; CONFIDENTIALITY

Section 2.1. Members; LLC Units

(a) Any reference in this Agreement to Schedule B shall be deemed to be a reference to Schedule B to the LLC Agreement, as amended and in effect from time to time.

(b) The limited liability company interests in the Company are represented by the LLC Units as described in the LLC Agreement. The Members shall have the rights and obligations conferred on Members pursuant to the LLC Agreement.

(c) No Member shall have any right to withdraw from the Company except as expressly set forth in the LLC Agreement. No Member shall be entitled to receive any distribution from the Company for any reason or upon any event except as expressly set forth in the LLC Agreement.

(d) Minority Member agrees that it and any Permitted Transferee (i) will be, or will be directly or indirectly owned by, an entity that is taxed as a corporation for U.S. federal income tax purposes; and (ii) until the occurrence of a Trigger Event, has and will have in place in its limited liability company agreement or similar governing documents: (w) provisions to ensure that such Person is able (to the extent entitled to such right under the LLC Agreement) to duly designate Minority Member Directors (as defined in the LLC Agreement) meeting the requirements of Section 10(a)(i) of the LLC Agreement, (x) provisions restricting each equityholder of Minority Member Parent (or any successor entity) or any Affiliates of such equityholder (each, an “MMP Equityholder”) from (A) acquiring any direct equity ownership interest, to be directly held by such MMP Equityholder, in Parent or EFH, or (B) acquiring any indirect equity ownership interest in Parent or EFH through any direct equity ownership interest, directly held by such MMP Equityholder, in Texas Energy Future Co-Invest LP or any other co-investment vehicle that, in each case, has as its express principal purpose the acquisition of any direct equity ownership in Parent or EFH (except to the extent necessary to maintain existing direct or indirect pro rata stakes in Parent or EFH), (y) an acknowledgment that each MMP Equityholder will not object to being excused or excluded from funding any capital call or otherwise contributing equity to, any entity that expressly intends (as expressly disclosed in the related capital call notice) to use the proceeds of such capital call or contributed equity exclusively for the purpose of directly or indirectly acquiring any additional Direct or Indirect EFH Interest (except to the extent necessary to maintain existing direct or indirect pro rata stakes in Parent or EFH), and (z) representations and warranties from Minority Member Parent (or any successor entity) that each equityholder of Minority Member Parent (or any successor entity) has represented and warranted to, and covenanted for the benefit of, Minority Member Parent and Minority Member that such equityholder has not, directly or indirectly, entered into any side letter, agreement or similar arrangement or otherwise agreed to, and will not enter into or otherwise agree to enter into any side agreement, agreement or arrangement (in each case, including but not limited to any stockholders agreement or charter or similar governing document of or relating to Minority Member Parent) with any other Person (including, but not limited to, any other equityholder of Minority Member Parent) pursuant to which any Person who has (or is affiliated with any Person who has) any Direct or Indirect EFH Interest has the right to direct or otherwise control the designation of Minority Member Directors or the actions taken by Minority Member Directors in their capacity as such.

(e) From the date hereof until the earlier of the date on which (i) the Minority Member ceases to be affiliated with the Company or (ii) EFH is no longer required to comply with paragraph 71 of the PUCT Order, the Minority Member agrees to provide advance notice of its corporate separateness from the Company to lenders of any indebtedness incurred by the Minority Member or the Minority Member Parent and will use commercially reasonable efforts to seek an acknowledgment representation of that separateness with non-petition covenants in all new debt instruments entered into by the Minority Member or the Minority Member Parent, including any debt instruments entered into in connection with financing the Contribution (as defined in the Contribution and Subscription Agreement).

(f) From the date hereof until the earlier of the date on which (i) the Minority Member ceases to be affiliated with the Company or (ii) EFH is no longer required to comply with paragraph 92 of the PUCT Order, Minority Member agrees on behalf of itself, Minority Member Parent and their respective Subsidiaries, not to pursue, support or propose legislation, either directly or through any legislative advocacy group in which Minority Member or Minority Member Parent is a member that would change or abrogate any of the terms of the stipulation approved by the Commission in the PUCT Order; provided that, if legislation discussed in finding of fact 88 of the PUCT Order is considered in future legislative sessions, Minority Member, Minority Member Parent and their respective Subsidiaries may participate in that legislative process, either directly or through any legislative advocacy group in which Minority Member or Minority Member Parent is a member.

(g) EFH agrees to provide written notice (which notice shall make reference to Sections 2.1(d) and 2.1(g) hereof) to Minority Member of its intention to effect an initial offering (or series of related offerings) of equity securities of EFH or any of its Subsidiaries, as the case may be, to the public or to otherwise list or qualify such securities for trading on any stock exchange at least 10 Business Days prior to the date of such offering or listing.

Section 2.2. Legends. Unless and until the Board shall determine otherwise, LLC Units shall be uncertificated and recorded in the books and records of the Company (including Schedule B). To the extent any LLC Units are or become certificated, such certificates shall be in the form approved by the Board from time to time. In addition to any legends required by applicable securities laws and the LLC Agreement, each LLC Unit certificate held by the Members and their Permitted Transferees shall bear a legend on the face thereof in the form set forth in Section 6(c) of the LLC Agreement.

Section 2.3. Cessation of LLC Membership Interest. A Member shall automatically cease to be a Member under this Agreement upon a direct Transfer of all of such Member’s LLC Units in accordance with this Agreement and the LLC Agreement. Following such cessation, a Member shall have no rights or obligations under the Registration Rights Agreement (other than Sections 7 or 8 thereof, to the extent that they survive following termination of such agreement with respect to a Member pursuant to Section 12(k) thereof) or this Agreement (other than Sections 2.4, 5.5, 5.6 and 5.11, which shall survive any such cessation or termination of this Agreement).

Section 2.4. Confidentiality. In furtherance of and not in limitation of any other applicable agreement such Member may have with the Company, each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed by a Member to its Affiliates, direct and indirect shareholders of such Affiliates and Affiliates of such shareholders, managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Member) and each Member that is a limited partnership or limited liability company may disclose such Confidential Information to any former partners or members who retain an economic interest in such Member, and to any current or prospective partner, limited partner, member, general partner or management company of such Member (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (collectively, for purposes of this Section 2.4, the Member’s “Representatives”) who need to be provided such Confidential Information to assist such Member in evaluating and managing its investment in the Company and which Confidential Information shall be used only for the purposes of evaluating and managing such investment, each of which Representatives shall be bound by the provisions of this Section 2.4 and shall, if requested by the Company, sign an undertaking agreeing with the Company to be bound by this Section 2.4 prior to receiving any Confidential Information, (ii) any disclosure of Confidential Information may be made by a Member or its Representatives to the extent the Company consents in writing, (iii) Confidential Information may be disclosed by a Member or its Representatives to a potential transferee (including a Permitted Transferee) and its attorneys, accountants, consultants, bankers and financial advisors, provided that prior to such disclosure such potential transferee shall have agreed in writing with the Company to be bound by the provisions of this Section, and such Member shall be responsible for any breach of this provision by any such Person, and (iv) Confidential Information may be disclosed by any Member or Representative to the extent that the Member or its Representative has received advice from its counsel that it is legally compelled to do so or is required to do so to comply with applicable law, regulation or a written order of a Governmental Authority, provided that, prior to making such disclosure, the Member or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, if legally permitted, consulting with the Board regarding such disclosure and, if reasonably requested by the Board, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, required by applicable law, regulation or a written order of a Governmental Authority.

Section 2.5. Conflicts with LLC Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the LLC Agreement, the provisions of this Agreement shall prevail to the extent permitted by Law.

ARTICLE III

TRANSFERABILITY OF INTERESTS; PREEMPTIVE RIGHTS

Section 3.1. Restrictions On Transfer of LLC Units

(a) The Minority Member and its Permitted Transferees may only Transfer their LLC Units as follows:

(i) To a Permitted Transferee of the Minority Member; or

(ii) Pursuant to, and in accordance with, Section 3.2 or Section 3.3; or

(iii) During the period commencing on the date hereof and ending on the earlier of (x) the completion of a Qualified IPO or (y) the date seven years from the date hereof, (A) with the written consent of the Initial Member (which consent right shall be exercised by the Initial Member in its absolute discretion), (subject, in each case, to the provisions of Sections 3.1(b)-(d) and 3.4) or (B) in a Transfer under a registration statement pursuant to the Registration Rights Agreement (subject to the provisions of Section 3.4 (other than clause (a)(ii) or (v) thereof)); or

(iv) During the period commencing on the earlier of (x) completion of a Qualified IPO or (y) the date seven years from the date hereof, and thereafter:

(A) in a Transfer under a registration statement pursuant to the Registration Rights Agreement (subject to the provisions of Section 3.4 (other than clause (a)(ii) or (v) thereof)); or

(B) pursuant to (1) sales to the public pursuant to Rule 144 under the Securities Act (subject to the provisions of Section 3.4 (other than clause (a)(v) thereof)) and (2) any other Transfers permitted by applicable securities Laws (subject to the provisions of Section 3.4 and Section 3.9).

(b) Notwithstanding anything in this Agreement to the contrary, no issuance or Transfer of LLC Units otherwise permitted or required by this Agreement shall be made unless such issuance or Transfer is in compliance with U.S. and other federal, foreign, state, or provincial securities or other applicable Laws, including the Securities Act and the rules and regulations thereunder, the Act and any binding regulatory orders issued by the Commission.

(c) Transfers of LLC Units may only be made in strict compliance with all applicable terms of this Agreement and the LLC Agreement, and, to the fullest extent permitted by Law, any purported Transfer of LLC Units that does not so comply with all applicable terms of this Agreement and the LLC Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Transfer and shall not effect any such purported Transfer on the Register of Members.

(d) Transfers of LLC Units made in accordance with this Agreement shall be effected by such documents and instruments as are necessary to comply with the Act, any other applicable Laws and the LLC Agreement and, for Permitted Transferees, the execution and delivery to the Company of an Addendum Agreement to this Agreement from the Permitted Transferee in the form of the Addendum Agreement attached hereto as Exhibit B (the “Addendum Agreement”).

Section 3.2. Tag-Along Rights

(a) Subject to compliance with Section 3.1, a Related Entity (the “Tag Seller”) shall not sell or otherwise effect a sale or other Transfer of all or any number of the LLC Units or IPO Units, as the case may be, (the “Tag Units”) held by the Tag Seller (other than (w) to Oncor Management Investment LLC or any successor management equity vehicle (“OMI”) in connection with the Company’s management equity program, (x) to a Permitted Transferee, (y) in a transaction pursuant to Section 3.3 or a Transfer under a registration statement pursuant to the Registration Rights Agreement or (z) in any transaction or series of related transactions resulting in the Transfer of less than 10% of the then outstanding equity interests of the Company or the IPO Corporation, as the case may be) unless the terms and conditions of such Transfer include an offer, on the same economic terms and conditions and on other terms and conditions no less advantageous in the aggregate, as the offer by the proposed third party transferee to the Tag Seller, to each of the Minority Member and its Permitted Transferees (collectively, the “Tag Offerees”), to include at the option of each Tag Offeree, in the sale or other Transfer to the third party, a number of Tag Units owned by each Tag Offeree determined in accordance with this Section 3.2.

(b) The Tag Seller shall cause such third party transferee offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Tag Units from the Tag Offerees as required by this Section 3.2) and shall send written notice of such third party offer (the “Inclusion Notice”) to each of the Tag Offerees in the manner specified herein, which Inclusion Notice will include the material terms and conditions of the proposed Transfer, including (A) the name and address of the proposed transferee, (B) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Tag Seller will provide such information, to the extent reasonably available to the Tag Seller, relating to such non-cash consideration as the other Members may reasonably request in order to evaluate such non-cash consideration; provided, however, that the provision of such information (or lack thereof) shall not affect any Member’s rights under this Section 3.2), (C) the proposed Transfer date, if known, which date shall not be less than thirty (30) Business Days after delivery of such Inclusion Notice and (D) the number of Tag Units to be sold or Transferred by the Tag Seller, the Tag Seller’s Pro Rata Share and the maximum number of Tag Units to be sold or Transferred to the third party transferee.

(c) Each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of a notice to the Tag Seller at any time within twenty (20) Business Days after receipt of the Inclusion Notice, to sell or Transfer pursuant to such third party transferee offer, and upon the terms and conditions set forth in the Inclusion Notice, that number of Tag Units requested to be included by such Tag Offeree, which number shall not exceed that number of such Tag Offeree’s Tag Units equal to the product of (i) such Tag Offeree’s Tag Units multiplied by (ii) the percentage of the Tag Seller’s Tag Units that the Tag Seller is proposing to sell or Transfer relative to the total number of Tag Units held by such Tag Seller (the amounts in this clause (ii), their “Pro Rata Share”) (it being understood that the failure to exercise such right within such time period specified above shall be deemed to constitute a waiver of all of such Tag Offeree’s rights with respect to such proposed Transfer (but not with respect to any subsequent Transfer) and any such exercise of the Inclusion Right shall be irrevocable). If the aggregate number of Tag Units to be sold or Transferred by the Tag Seller together with the Tag Units to be sold or Transferred by exercising Tag Offerees and any other Person(s) entitled to tag-along rights to participate in such sale, exceeds the maximum number of Tag Units to be Transferred to the third party transferee, as specified in the Inclusion Notice, then the Tag Seller, each exercising Tag Offeree and each such other Person shall reduce, on a pro rata basis based on their respective Sharing Percentages (where the specified class of Tag Units referenced in the definition thereof is all classes of outstanding Tag Units held by the exercising Tag Offerees, Tag Seller and such other Person(s)), the number of the Tag Units that each otherwise would have been entitled to sell or Transfer based on the immediately preceding sentence so as to permit the Tag Seller, each exercising Tag Offeree and each such other Person(s) to sell or Transfer in the aggregate such maximum amount of Tag Units specified in the Inclusion Notice. In the event that there would otherwise be a reduction in the number of Tag Units to be sold or Transferred by the Tag Seller, exercising Tag Offerees and such other Person(s) pursuant to the immediately preceding sentence of this Section 3.2(c), and the proposed third party transferee is willing to purchase the remaining securities that the Tag Seller, Tag Offerees and such other Person(s) otherwise would have sold or Transferred if there had been no such reduction (the “Reduction Units”), the Tag Seller, Tag Offerees and such other Person(s) shall be entitled to sell or Transfer the Reduction Units to the proposed third party transferee, upon the terms and conditions set forth in the Inclusion Notice. The exercising Tag Offerees and the Tag Seller shall sell or Transfer to the proposed third party transferee the Tag Units proposed to be Transferred by them in accordance with this Section 3.2 at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the holders of a majority of the Tag Units to be Transferred by exercising Tag Offerees, the Tag Seller, and such other Person(s) and the proposed third party transferee shall agree. Notwithstanding the foregoing, no Tag Offeree shall be entitled to Transfer Tag Units pursuant to an Inclusion Right conferred pursuant to this Section 3.2 in the event that, notwithstanding delivery of an Inclusion Notice pursuant to this Section 3.2, the Tag Seller fails to consummate the Transfer of Tag Units which gave rise to such Inclusion Right.

(d) The Tag Seller shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof. No Member or any Affiliate thereof or direct or indirect shareholder of any such Member or Affiliate or any Affiliates of such shareholders shall have any liability to any other Member, the Company or the IPO Corporation arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Member shall have failed to comply with the provisions of this Section 3.2.

(e) Notwithstanding anything herein to the contrary, no Tag Offeree shall have an Inclusion Right in connection with any Transfer, if and to the extent making available or exercising such Inclusion Right, if applicable to such sale or Transfer, would require the relevant third party transferee to (i) register under applicable securities Laws the securities to be issued to the Tag Seller, the Tag Offerees or other participating Persons or the securities of such third party transferee, or (ii) effect a “private placement” in lieu of such registration that does not satisfy the requirements of Regulation D under the Securities Act.

(f) In connection with any such Transfer, each Tag Offeree and other Person(s) participating in such Transfer must agree to make the same representations, warranties, covenants and indemnities as the Tag Seller; provided, that (x) no such Tag Offeree shall be required to make representations and warranties or covenants or provide indemnities as to any other Member or other participating Person(s) and no such Tag Offeree shall be required to make any representations and warranties (but, subject to clause (z), may be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by or in respect of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be) regarding the business of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, (y) no Tag Offeree shall be liable for the breach of any covenant by any other Tag Offeree, Member or other participating Person(s) and (z) notwithstanding anything in this Section 3.2(f) to the contrary, any liability relating to representations and warranties (and related indemnities), covenants or other indemnification obligations regarding the business of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, assumed in connection with the Transfer shall be shared by all exercising Tag Offerees electing to sell, the Tag Seller and such other Person(s) entitled to tag-along rights participating in such sale pro rata in proportion to the number of Tag Units to be actually Transferred by each of those Members or other participating Person(s) and in any event shall not exceed the proceeds received by such Member or other participating Person(s) in the proposed Transfer. Each Tag Offeree participating in such Transfer will be responsible for its proportionate share of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed third party transferee.

(g) If the closing of the Transfer to the proposed third party transferee (whether or not any Tag Offeree has exercised its rights under this Section 3.2) shall not have occurred 120 days after the date of the Inclusion Notice (or such longer period, not to exceed 180 days after the date of the Inclusion Notice, if extended by the Tag Seller pursuant to Section 3.2(i)(iii)), the provisions of this Section 3.2 shall again be required to be complied with, with respect to such Tag Units.

(h) In the event that EFH or any of its Subsidiaries proposes to Transfer LLC Units or IPO Units, as the case may be, indirectly through a Transfer of equity interests in a Subsidiary of EFH the sole or principal asset of which is such LLC Units or IPO Units (other than (w) to OMI in connection with the Company’s management equity program, (x) to a Permitted Transferee of EFH, (y) in a transaction pursuant to Section 3.3 or a Transfer under a registration statement filed pursuant to the Securities Act or (z) in any transaction or series of related transactions resulting in the direct or indirect Transfer of less than 10% of the then outstanding equity interests of the Company or the IPO Corporation, as the case may be) and such Transfer would not trigger the issuance of an Inclusion Notice to the Tag Offerees pursuant to the terms of this Section 3.2, EFH or any of its Subsidiaries, as applicable, shall cause (i) an offer to be made to each Tag Offeree to Transfer a portion of its LLC Units or IPO Units, as the case may be, equal to the number of such securities that such Tag Offeree would have been permitted to Transfer pursuant to this Section 3.2 if the proposed Transfer had been effected as a direct Transfer by a Related Entity (the “Equivalent Offer”) and (ii) the terms of the Equivalent Offer to be in all material respects substantially similar in the aggregate to those terms that would have been offered to each Tag Offeree pursuant to the terms of this Section 3.2 if the proposed Transfer had been effected as a direct Transfer by a Related Entity.

(i) Notwithstanding any other provision in this Section 3.2, in the event that the proposed Transfer to which an Inclusion Notice pursuant to this Section 3.2 relates or an Equivalent Offer is conditional upon or includes the sale by the Tag Seller, EFH, Parent or any of their Subsidiaries of any of their material assets in addition to Tag Units, LLC Units or IPO Units, as the case may be, then, in addition to the items required pursuant to Section 3.2(b), the following provisions shall apply:

(i) The Inclusion Notice or the notice of an Equivalent Offer made pursuant to Section 3.2(h) shall specify the proposed allocation of the consideration in respect of such sale or Transfer as between such other assets, on the one hand, and the Tag Units, LLC Units or IPO Units, on the other hand, to be sold or Transferred to the proposed transferee, together with a description, in reasonable detail, of the reasons underlying such proposed allocation;

(ii) Following receipt of such an Inclusion Notice or the notice of an Equivalent Offer made pursuant to Section 3.2(h), each exercising Tag Offeree shall have the option, exercisable by written notice to the Tag Seller or EFH, as the case may be, within ten (10) Business Days of receiving such notice, to require that the fair allocation of purchase price to the Tag Units, LLC Units or IPO Units, as the case may be, directly or indirectly held by the Tag Seller or EFH, as applicable, and such other material assets, in each case, to be sold by the Tag Seller, EFH or Parent in such sale be determined pursuant to an independent appraisal process;

(iii) If this option is so exercised,

(A) the Tag Seller or EFH, as the case may be, shall have the option, to be exercised in its sole discretion, to determine whether to (1) await the outcome of the Tag Appraiser (as defined below) prior to proceeding with any sale or Transfer pursuant to this Section 3.2 and, if so desired, to extend the proposed time period for the closing of such sale or Transfer to a date not later than 180 days after the date of the Inclusion Notice or its equivalent pursuant to Section 3.2(h), as applicable or (2) proceed with the closing of such sale or Transfer upon the original proposed closing date, whether or not the decision of the Tag Appraiser has been rendered as of such time (and, for the avoidance of doubt, any such Tag Offeree exercising its rights to participate in such sale or Transfer shall be obligated to complete such sale or Transfer on the same day as the Tag Seller or EFH, as the case may be); and

(B) the Tag Seller or EFH, as the case may be, on the one hand, and such exercising Tag Offeree, on the one hand, shall jointly appoint (by mutual agreement, or failing such agreement, by lot from among four qualified institutions two of which are designated by each of the two participants) a nationally-recognized appraiser with experience valuing utility companies (the “Tag Appraiser”) to determine the fair allocation of purchase price to the Tag Units, LLC Units or IPO Units, as the case may be and such other material assets, in each case, to be sold by the Tag Seller or EFH in such sale; provided, that in each case any such determinations shall in all respects be made on a going concern basis for the relevant business(es), assuming a willing purchaser and a willing buyer, with no control premium and no discount for a minority interest in respect of such assets of EFH, Parent or any of their Subsidiaries or the Tag Units, LLC Units, or IPO Units, as the case may be.

(iv) Notwithstanding any other provision of this Section 3.2, in the event that an exercising Tag Offeree exercises its rights under this Section 3.2(i), the consideration payable to the Tag Offerees so exercising their rights under this Section 3.2(i) in respect of their Tag Units, LLC Units or IPO Units pursuant to the sale or Transfer contemplated by this Section 3.2 shall be based on a per Unit price derived from the fair allocation attributable to the Tag Units, LLC Units or IPO Units, as the case may be, determined by the Tag Appraiser, notwithstanding the allocation (and underlying per Unit price) that was specified in the Inclusion Notice or a notice of Equivalent Offer made pursuant to Section 3.2(h); provided, for greater certainty, that, in the event that the Tag Seller or EFH, as the case may be, has elected to proceed with the closing of the sale or Transfer prior to receipt from the Tag Appraiser of its allocation, the Tag Seller or EFH, as the case may be, shall be solely responsible for payment of any consideration determined by the Tag Appraiser to be payable to Tag Offerees pursuant to the sale or Transfer in accordance with this Section 3.2(i), if and to the extent this amount exceeds the consideration payable to such Tag Offerees that was specified in the Inclusion Notice or a notice of Equivalent Offer made pursuant to Section 3.2(h).

(v) The parties shall use reasonable efforts to provide that the Tag Appraiser render its final determination in writing prior to the closing of such sale or Transfer contemplated by this Section 3.2. The final written determination of the Tag Appraiser shall be final and binding on EFH, the Initial Member and each Tag Offeree exercising its rights under this Section 3.2(i), as applicable, absent manifest error, and shall modify the allocation of consideration payable in such sale or other Transfer pursuant to this Section 3.2, solely as between such applicable Persons. In the event that any such final determination is made prior to the closing of such sale or other Transfer, the consideration payable in such sale or other Transfer shall be reallocated as appropriate to reflect such final determination. In the event that any such final determination is made following the closing of such sale or other Transfer, a payment in cash of the applicable corrective payment required by such final determination shall be made, by wire transfer of immediately available funds within five Business Days following receipt of such final determination from the Tag Appraiser, by the Tag Offerees exercising their rights under this Section 3.2(i) to EFH or the Initial Member, as applicable, or by EFH or the Initial Member, as applicable, to the Tag Offerees exercising their rights under this Section 3.2(i) to an account specified in writing by the recipient at least one Business Day prior to such payment date.

(vi) In the event that the decision of the Tag Appraiser results in an amount of consideration per Unit payable to the applicable Tag Offerees exercising their rights under this Section 3.2(i) that exceeds the implied per Unit amount that was specified in the Inclusion Notice or its equivalent pursuant to Section 3.2(h) by more than 10.0%, then the Tag Seller or EFH, as the case may be, shall be responsible for the costs and expenses of the Tag Appraiser. In the event that the decision of the Tag Appraiser results in an amount of consideration payable to the applicable Tag Offerees that is less than 110.0% of the implied per Unit amount that was specified in the Inclusion Notice or notice of an Equivalent Offer pursuant to Section 3.2(h), then the Tag Offeree(s) that elected to require an allocation to be prepared shall be responsible for the costs and expenses of the Tag Appraiser.

(j) The provisions of this Section 3.2 shall terminate upon the earlier of (x) completion of a Qualified IPO and (y) the date seven years from the date hereof.

Section 3.3. Drag-Along Rights

(a) Notwithstanding anything contained in this Article III to the contrary, but subject to Section 3.3(f), if (i) Parent, EFH or its Subsidiaries (other than the Initial Member (or its Permitted Transferee(s)) receives an offer to purchase (an “EFH Sale Proposal”) a number of LLC Units or IPO Units, as the case may be, held directly or indirectly by such entities and LLC Units or IPO Units, as the case may be, owned directly by Members other than the Initial Member (or its Permitted Transferee(s)) (the “EFH Drag Units”) or (ii) if the Initial Member (or its Permitted Transferee(s)) receives an offer to purchase (an “Initial Member Sale Proposal”) a number of LLC Units or IPO Units, as the case may be, including LLC Units or IPO Units, as the case may be, owned by Members other than the Initial Member (or its Permitted Transferee(s)) (the “Initial Member Drag Units” and together with the EFH Drag Units, the “Drag Units”) such that the transaction would result in a Change of Control (taking into account all LLC Units or IPO Units being “dragged”) (each, a “Required Sale”), then EFH or the Initial Member (on its own behalf or on behalf of its Permitted Transferee(s)), as the case may be, may deliver a written notice (a “Required Sale Notice”) with respect to such EFH Sale Proposal or Initial Member Sale Proposal at least twenty (20) Business Days prior to the anticipated closing date of such Required Sale to all Members (other than the Initial Member (or its Permitted Transferee(s))) requiring them to sell or otherwise Transfer their Drag Units to the proposed transferee in accordance with the provisions of this Section 3.3.

(b) The Required Sale Notice will include the material terms and conditions of the Required Sale, including (A) the name and address of the proposed transferee, (B) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the issuer of the Required Sale Notice will provide such information, to the extent reasonably available to such issuer, relating to such non-cash consideration as the other Members may reasonably request in order to evaluate such non-cash consideration; provided, however, that the provision of such information (or lack thereof) shall not relieve any Member of its obligation to sell or otherwise Transfer Drag Units under this Section 3.3) and (C) the proposed Transfer date, if known. The issuer of the Required Sale Notice will deliver or cause to be delivered to each other Member copies of all transaction documents relating to the Required Sale promptly as the same become available.

(c) Each Member, upon receipt of a Required Sale Notice, shall be obligated to sell or otherwise Transfer the proportion of its Drag Units specified by the issuer of the Required Sale Notice (which proportion shall be the same for all Members) and participate in the Required Sale contemplated by the EFH Sale Proposal or Initial Member Sale Proposal, to vote, if required by this Agreement, the LLC Agreement or otherwise, its Drag Units in favor of the Required Sale at any meeting of Members called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to use its reasonable efforts to cause any individuals designated or nominated by such Member to the Board to vote in favor of the Required Sale in a vote amongst the Board called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to, subject to Section 3.3(f), waive all dissenters’ or appraisal rights, if any, in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as any direct or indirect holders of LLC Units or IPO Units, as the case may be, that are Affiliates of EFH agree to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided, that (x) unless otherwise agreed by such Member, a Member may not be required to make representations and warranties or provide indemnities as to any other Member, or make any representations and warranties (but, subject to clause (z), shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by or in respect of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be) about the business or operations of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, (y) no such Member shall be liable for the breach of any covenant by any other Member and (z) notwithstanding anything in this Section 3.3(c) to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, assumed in connection with the Required Sale shall be shared by all Members pro rata based on their respective Drag Units being sold or Transferred in the Required Sale and in any event shall not exceed the proceeds received by such Member in the Required Sale.

(d) The obligations of the Members pursuant to this Section 3.3 are subject to the satisfaction of the following conditions:

(i) subject to Section 3.3(f), each of the Members shall receive the same type and amount of consideration (except, in the case of a Required Sale in which the consideration to be received by the sellers or transferors consists of both cash and securities, to the extent that any Members other than the Minority Member and its Permitted Transferees agree to accept a disproportionate share of securities in order to allocate a greater portion of cash to the Minority Member and/or its Permitted Transferees due to restrictions described in clause (ii) immediately below on the ability of the Minority Member and/or its Permitted Transferees to hold such securities), at the same time, on a per Drag Unit basis, and shall participate in such Required Sale on terms and conditions no less favorable in the aggregate than those offered to the other Members;

(ii) the consideration payable to the Minority Member and its Permitted Transferees pursuant to the Required Sale shall be (x) cash, and/or (y) except as prohibited by applicable Law or as prohibited by the written statement of investment policies governing OMERS Administration Corporation, Borealis Infrastructure Management Inc., GIC, and the investment policies of their wholly-owned Subsidiaries to the extent relevant to the type of asset being received, in effect immediately prior to delivery of the relevant Required Sale Notice, Marketable Securities, and/or (z) any other securities with the Minority Member’s (or, if applicable, its Permitted Transferees’) prior written consent;

(iii) without the consent of the Minority Member or its Permitted Transferee (such consent not to be unreasonably withheld, delayed or conditioned), the Required Sale will not require that the Minority Member or its Permitted Transferees be subject to non-compete covenants that would restrict its business activities in any material respect;

(iv) subject to Section 3.3(f), any expenses incurred for the benefit of the Company or all Members and any indemnities, holdbacks, escrows and similar items relating to the Required Sale, that are not paid or established by the Company or the IPO Corporation or its Subsidiaries, as the case may be, (other than those that relate to representations or indemnities concerning a Member’s valid ownership of its Drag Units free and clear of all liens, claims and encumbrances or a Member’s authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation) shall be paid or established by the Members in accordance with their respective Sharing Percentages; and

(v) notwithstanding anything in this Section 3.3(d) to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, assumed for which a Member is liable shall not exceed the proceeds received by such Member in the Required Sale.

In addition to the conditions described in clauses (i) through (v) immediately above, none of the Minority Member or any of its Permitted Transferees who are Members shall be obligated to sell or otherwise Transfer their LLC Units or IPO Units (or otherwise satisfy their obligations pursuant to Section 3.3(c)) in a Required Sale unless the Minority Member would have achieved an IRR on its initial investment in LLC Units acquired pursuant to the Contribution and Subscription Agreement of no less than 10.0% as of immediately after consummation of such

Required Sale (calculated (x) as if the Minority Member had received its proceeds in respect of such Required Sale; (y) treating all proceeds and distributions in respect of the LLC Units and IPO Units held (and/or previously held, as applicable) by each of the Minority Member’s Permitted Transferees as proceeds received by the Minority Member; and (z) assuming completion of such Required Sale by the target closing date mutually agreed by the parties to the Required Sale) (the “IRR Hurdle”); provided that in the event that the IRR Hurdle is not met but EFH or the Initial Member (or their respective Affiliates), as applicable, proceeds with such Required Sale (in which the Minority Member and its Permitted Transferees shall accordingly not be obligated to Transfer LLC Units or IPO Units), then the Minority Member shall nevertheless be required to, if so requested by the proposed transferee, agree to amend the LLC Agreement and, if applicable, this Agreement (effective as of or after the closing of such Required Sale) to reflect terms and conditions substantially equivalent to those set forth in Schedule 3.3(d) hereto (and to delete any corresponding conflicting or inconsistent terms then existing in the LLC Agreement or this Agreement).

(e) The issuer of the Required Sale Notice shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and, subject to Section 3.3(c) and 3.3(d), the terms and conditions thereof. No Member or any Affiliate or direct or indirect shareholder of any such Member or Affiliate or any Affiliates of such shareholders shall have any liability to any other Member, the Company or the IPO Corporation arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Member shall have failed to comply with the provisions of this Section 3.3.

(f) Notwithstanding any other provision in this Section 3.3, in the event that the Required Sale is conditional upon or includes the sale by Parent or its Subsidiaries of any of their material assets (other than the Drag Units), then, in addition to the items required pursuant to Section 3.3(b), the following provisions shall apply:

(i) The Required Sale Notice shall specify the proposed allocation of the purchase price in respect of such transaction as between such other assets and the Drag Units to be sold or Transferred to the proposed transferee, together with a description, in reasonable detail, of the reasons underlying such proposed allocation;

(ii) Following receipt of such a Required Sale Notice, the Minority Member or its Permitted Transferee shall have the option, exercisable by written notice to EFH or the Initial Member, as the case may be, within ten (10) Business Days of receiving the Required Sale Notice, to require that the fair allocation of purchase price to the Drag Units and such other material assets be determined pursuant to an independent appraisal process. If this option is so exercised, EFH or the Initial Member, on the one hand, and the Minority Member or its Permitted Transferee, on the other hand, shall jointly appoint (by mutual agreement, or failing such agreement, by lot from among four qualified institutions two of which are designated by each of the two participants) a nationally-recognized appraiser with experience valuing utility companies (the “Drag Appraiser”) to determine the fair allocation of purchase price to the Drag Units and other material assets; provided, that in each case any such determinations shall in all respects be made on a going concern basis for the relevant business(es), assuming a willing purchaser and a willing buyer, with no control premium and no discount for a minority interest;

(iii) Notwithstanding any other provision of this Section 3.3, the consideration payable to Members (other than EFH or Affiliates of EFH) pursuant to the Required Sale shall be the fair allocation to their Drag Units determined by the Drag Appraiser, notwithstanding the consideration payable to such Members that was specified in the Required Sale Notices; provided, for greater certainty, that EFH or the Initial Member, as the case may be, shall be solely responsible for payment of any consideration determined by the Drag Appraiser to be payable to Members (other than EFH or Affiliates of EFH) pursuant to the Required Sale in accordance with this Section 3.3(f), if and to the extent this amount exceeds the consideration payable to such Members that was specified in the Required Sale Notice;

(iv) The parties shall use reasonable efforts to provide that the Drag Appraiser render its final determination in writing prior to the closing of such Required Sale. The final written determination of the Drag Appraiser shall be final and binding on EFH, the Initial Member, the Minority Member and its Permitted Transferees, as applicable, absent manifest error, and shall modify the allocation of consideration payable in such Required Sale, solely as between such applicable Persons. In the event that any such final determination is made prior to the closing of such Required Sale, the consideration payable in such Required Sale shall be reallocated as appropriate to reflect such final determination. In the event that any such final determination is made following the closing of such Required Sale, a payment in cash of the applicable corrective payment required by such final determination shall be made, by wire transfer of immediately available funds within five Business Days following receipt of such final determination from the Drag Appraiser, by the Minority Member and/or its Permitted Transferees, as applicable, to EFH or the Initial Member, as applicable, or by EFH or the Initial Member, as applicable, to the Minority Investor and/or its Permitted Transferees, as applicable, in each case to an account specified in writing by the recipient at least one Business Day prior to such payment date; and

(v) In the event that the decision of the Drag Appraiser results in an amount of consideration payable to Members (other than EFH or Affiliates of EFH) that exceeds the amount that was specified in the Required Sale Notice, then EFH or the Initial Member, as the case may be, shall be responsible for the costs and expenses of the Drag Appraiser. In the event that the decision of the Drag Appraiser results in an amount of consideration payable to Members (other than EFH or Affiliates of EFH) that equals or is less than the amount that was specified in the Required Sale Notice, then the Member that elected to require a valuation to be prepared shall be responsible for the costs and expenses of the Drag Appraiser.

(g) The provisions of this Section 3.3 shall terminate upon the eighteen (18) month anniversary of the completion of a Qualified IPO.

Section 3.4. Other Transfer Restrictions

(a) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of any LLC Units by any Member be made (other than sales pursuant to, and in accordance with, Sections 3.2 and 3.3):

(i) if such Transfer would be reasonably likely to cause the Company to cease to be classified as a partnership for U.S. federal or state income tax purposes;

(ii) if such Transfer would require the registration of such LLC Units pursuant to any applicable foreign, federal, provincial or state securities Laws;

(iii) if such Transfer would be reasonably likely to cause the Company to become a “Publicly Traded Partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code or would result in the Company having more than 100 Members at any time during any taxable year of the Company within the meaning of Treasury Regulations 1.7704-1(h)(1)(ii);

(iv) if such Transfer would subject the Company, its Members or any of their Affiliates to regulation under the Investment Company Act of 1940, as amended, or Title I of ERISA, or would subject the Company, its Members or any of their Affiliates to regulation under the Investment Advisers Act of 1940, as amended;

(v) unless the transferee makes the representations and warranties set forth in Section 4.1;

(vi) if such Transfer would result in a violation of any applicable Law, and for the avoidance of doubt, Law includes applicable securities, ERISA, or antitrust Laws;

(vii) if such Transfer would require the Company or any of its Subsidiaries to obtain any licensing or regulatory consent other than any such license or regulatory consent that is immaterial or ministerial in nature;

(viii) if such Transfer would reasonably be expected to have an adverse regulatory impact (other than an immaterial impact) (as determined by the Board after consultation with counsel) on the Company or any of its Affiliates; or

(ix) if such Transfer is made to any Person who lacks the legal right, power or capacity to own such interest;

provided, that prior to any Transfer of LLC Units, the Initial Member may waive the restrictions on Transfer contained in Sections 3.4(a)(ii) and (vii) with respect to such Transfer.

(b) Unless admitted as a Member and made a party hereto, no transferee, whether by a voluntary transfer, by operation of Law or otherwise, shall have rights hereunder.

(c) Except as otherwise provided herein, the Transferring Members effecting any Transfer of LLC Units or IPO Units, as the case may be, permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Company in connection with the Transfer on a pro rata basis in proportion to the number of LLC Units so transferred by each such Member.

Section 3.5. Substituted Members

(a) No Member party hereto shall have the right to substitute a transferee as a Member in its place with respect to any LLC Units so Transferred unless such Transfer is made in compliance with the terms of this Agreement, including Section 3.1 and Section 3.4, and the LLC Agreement.

(b) A Permitted Transferee of a Member who has been admitted as a substituted member in accordance with this Section 3.5 (a “Substituted Member”) shall have all the rights and powers and be subject to all the restrictions and liabilities of the Transferring Member with respect to the LLC Units Transferred under this Agreement. No purported assignment or Transfer of any Member’s rights or obligations under this Agreement shall be effective other than as provided in this Section 3.5(b).

(c) Admission of a Substituted Member shall become effective on the date such Person executes an Addendum Agreement of this Agreement or a counterpart of this Agreement and any other documents required under the LLC Agreement.

Section 3.6. Preemptive Rights

(a) Prior to an IPO, if the Company proposes to issue additional equity securities (including securities exercisable or exchangeable for or convertible into equity securities, such securities “Equity Securities”) of the Company or any Subsidiary of the Company proposes to issue additional Equity Securities, the Company shall deliver to the Initial Member, the Minority Member and their respective Permitted Transferees then holding LLC Units (each, a “Participating Member”, or, collectively, the “Participating Members”) a written notice of such proposed issuance at least thirty (30) days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 5.1 of such notice until the date of such proposed issuance, the “Subscription Period”). Such notice shall include the material terms and conditions of the issuance, including, to the extent applicable, (i) the identity of the issuer, (ii) the amount, kind and terms of the Equity Securities to be included in the issuance, (iii) the maximum and minimum price of the equity securities to be included in the issuance, (iv) the name and address of the proposed purchaser and (v) the proposed issuance date, if known.

(b) Each Participating Member shall have the option, exercisable at any time during the first twenty (20) days of the Subscription Period by delivering an irrevocable written notice to the Company (except as otherwise provided in this Section 3.6) and on the same terms and conditions as those of the proposed issuance of such additional Equity Securities (including the number or amount, as applicable, of equity securities issuable upon exercise, exchange or conversion of any Equity Security), to irrevocably subscribe for up to such number or amount, as applicable, of Equity Securities included in the proposed issuance as is equal to the product of (A) the number or amount of any such additional Equity Securities to be offered and (B) a fraction the numerator of which is the number of LLC Units owned by such Participating Member and the denominator of which is the total number of LLC Units owned by all Members (in each case, calculated on a fully diluted basis) (the “Preemptive Percentage”). Each Participating Member who does not exercise any portion of such option in accordance with the above requirements shall be deemed to have waived all of such Participating Member’s rights with respect to such issuance, but not with respect to any future issuance.

(c) If, prior to consummation of the issuance of equity securities covered by this Section 3.6, the terms of the proposed issuance change with the result that the price is less than the minimum price or more than the maximum price set forth in the notice contemplated by clause (a) above or the other principal terms are materially more favorable to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.6 shall be separately complied with.

(d) If at the end of the 90th day after the date of the effectiveness of the notice contemplated by clause (a) above as such period may be extended to obtain any required regulatory approvals, the Company or any Subsidiary of the Company, as applicable, has not completed the issuance, each Participating Member shall be released from such Participating Member’s obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.6 shall be separately complied with, in order to consummate such issuance.

(e) In the event that the participation in the issuance by a Participating Member as a purchaser would require under applicable Law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance or (ii) the provision to any Participating Member of any specified information regarding the Company or any of its Subsidiaries or the securities to be issued that is not otherwise required to be provided for the issuance, such Participating Member shall not have the right to participate in the issuance.

(f) Each Participating Member shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 3.6.

(g) Notwithstanding the requirements of this Section 3.6, the Company or any Subsidiary of the Company, as applicable, may proceed with any issuance that would otherwise be subject to this Section 3.6 prior to having complied with the provisions of this Section 3.6; provided, that the Company or any such Subsidiary of the Company, as applicable, shall:

(i) provide to each Member in connection with such issuance (A) prompt notice of such issuance and (B) the notice described in clause (a) above in which the actual price of the Equity Securities shall be set forth;

(ii) within a reasonable period of time following the issuance, offer to issue (or have Transferred) to each Member such number or amount of Equity Securities of the type issued in the issuance as may be requested by such Member (not to exceed the number or amount of Equity Securities which is sufficient to give such Member the same fractional interest in the Company, and/or indirect interest in the Company’s Subsidiaries, giving effect to such issuance and any further issuances pursuant to this clause (g), as it would have had if the Company had served a notice pursuant to, and such Member had exercised its rights in full under, Section 3.6(b) prior to the issuance) on the same terms and conditions with respect to such Equity Securities as the subscribers in the issuance received; and

(iii) keep such offer open for a period of thirty (30) Business Days, during which period, each such Member may accept such offer by sending an irrevocable written acceptance to the Company or any Subsidiary of the Company, as applicable, committing to purchase in accordance with the procedures set forth in Section 3.6(b), an amount of such securities (not to exceed the amount specified in the offer made pursuant to Section 3.6(g)(ii)).

(h) The provisions of this Section 3.6 shall not apply to any of the following issuances by the Company or any Subsidiary of the Company:

(i) any issuance of Equity Securities, (A) in any direct or indirect business combination or acquisition transaction involving the Company or any of its Subsidiaries, including with respect to a Change of Control, (B) in connection with any joint venture or strategic partnership entered into by the Company or (C) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries;

(ii) any issuance of Equity Securities to, or for the benefit of, officers, directors, employees or consultants of the Company or its Subsidiaries in connection with their employment with or service to the Company or its Subsidiaries, including issuances of Equity Securities to OMI;

(iii) any issuance of Equity Securities in connection with any stock or limited liability company interest split or stock or limited liability company interest dividend or recapitalization paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by the Board (or the governing body of the entity making such issuance) that is not materially and disproportionately adverse to any Member relative to any other Member in their capacity as Members; or

(iv) any issuance of Equity Securities in connection with the IPO Conversion or an IPO.

Section 3.7. Conversion to IPO Corporation

(a) Subject to the terms of the LLC Agreement and Section 3.7(c), EFH may develop and implement an IPO Conversion (as defined below) and each Member shall cooperate in respect thereof. In connection therewith, but subject to the provisions of Section 3.7(c), the Board may, at the request of EFH, take any and all actions to create and implement an IPO Conversion, including (i) amendment of the LLC Agreement, including amendments that alter the capital structure of the Company, whether through the issuance, conversion or exchange of equity securities or otherwise, (ii) the merger, conversion or consolidation of the Company, (iii) the formation of Subsidiaries and the distribution to Members of equity or other interests in such Subsidiaries, including in exchange for such Members’ LLC Units, (iv) transferring, domesticating or otherwise moving the Company to another jurisdiction, (v) preparing an existing Affiliate of the Company (the material assets of which consist only of its direct or indirect interest in the Company) to be a publicly traded entity and (vi) taking such other steps as it deems necessary, advisable or convenient to create a suitable vehicle for an offering (the resulting entity, the “IPO Corporation”), in each case for the express purpose of an initial offering of the securities of such IPO Corporation for sale to the public in an IPO (any such action, an “IPO Conversion”). In connection therewith, but subject to the provisions of Section 3.7(c), the Company and each Member agree to cooperate with the other Members in good faith in order to effectuate the IPO Conversion (including giving any consents required to effect the IPO Conversion pursuant to the LLC Agreement) and ensure that each Member receives shares of common stock (or other equity securities) or the right to receive shares of common stock (or other equity securities), and other rights in connection with such IPO Conversion substantially equivalent to, and in exchange for, its economic interest, governance, priority and other rights and privileges as such Member had with respect to its LLC Units prior to such IPO Conversion and are consistent with the rights and preferences attendant to such LLC Units as set forth in the LLC Agreement as in effect immediately prior to such IPO Conversion and to ensure that such rights and privileges are reflected in the organizational and other documents of the IPO Corporation, including entering into a stockholders or similar agreement containing restrictions on transfer of such shares and such other rights and obligations as are provided for herein with respect to the LLC Units and EFH shall cause any Related Entity that is a Subsidiary of EFH (other than the Initial Member) to enter into such shareholders or similar agreement. Furthermore, in connection with, and prior to any IPO, the Company shall cause the IPO Corporation to become a party to and bound by the Registration Rights Agreement in respect of the IPO Units.

(b) The Company shall give each Member at least sixty (60) days’ prior written notice of any IPO Conversion. If EFH elects to undertake an IPO Conversion, the Members shall, subject to the provisions of Section 3.7(c), take such actions as may be reasonably required and otherwise cooperate in good faith with the Company, including taking all actions reasonably required by the Company in connection with consummating the IPO Conversion (including the voting of any LLC Units in connection with any matters relating to the IPO Conversion (recognizing that this Agreement authorizes the Company to create and implement the IPO Conversion without the need for any such consent, provided that Section 3.7(c) is complied with) and using its reasonable efforts to cause any individuals designated or nominated by such Member to the Board to vote in favor of the IPO Conversion in a vote amongst the Board called to vote on or approve the IPO Conversion and/or to consent in writing to the IPO Conversion).

(c) The parties hereto agree that the steps taken to develop and implement the IPO Conversion shall not require the Minority Member or its Permitted Transferees to convert their LLC Units to, or cause them, solely as a result of holding such LLC Units, to hold indirectly, equity interests in an entity that is treated as a corporation for U.S. federal income tax purposes (other than any immaterial Subsidiaries) as a condition to completion of the IPO Conversion or IPO, and if the IPO Corporation is an entity treated as a corporation for U.S. federal income tax purposes, shall provide such Members the right to so convert LLC Units to IPO Units from time to time following the completion of such IPO, or provide for another IPO Conversion structure that is no less advantageous from a federal income tax perspective to the Minority Member.

(d) The Minority Member or its Permitted Transferee shall have the option in connection with or at any time following an IPO Conversion in accordance with this Agreement, exercisable in each case by providing at least ten Business Days’ prior written notice to the Company and the IPO Corporation (the “Option Notice”), either:

(i) to transfer all or a portion of its LLC Units to the IPO Corporation in exchange for payment to the Minority Member or its Permitted Transferee of such number of equity securities of the IPO Corporation that represent the same economic interest as the Member or its Permitted Transferee had with respect to the LLC Units or IPO Units so transferred immediately prior to such transfer; or

(ii) to permit the shareholders (the “Indirect Shareholders”) of the member(s) of the Minority Member or its Permitted Transferee (collectively, the “Minority Member Parent”) to transfer all (but not less than all) of the outstanding equity interests in the Minority Member Parent, and indebtedness of the Minority Member Parent, if any, held by, or owed to, the Indirect Shareholders, as of the date of such transfer (the “Transferred Debt”), to the IPO Corporation (the “Equity and Debt Transfer”), pursuant to documentation reasonably acceptable to the Minority Member or its Permitted Transferee, the Indirect Shareholders and the IPO Corporation, in exchange for payment to the Indirect Shareholders of (x) $1,000 in cash, and (y) such number of equity securities of the IPO Corporation that have the same economic interest as the Minority Member and its Permitted Transferee had with respect to its LLC Units in the Company immediately prior to the Equity and Debt Transfer; provided, that the Indirect Shareholders shall have the option to receive additional equity securities of the IPO Corporation worth $1,000 in lieu of the cash payment described in clause (x) above, upon so indicating in the Option Notice; and provided further, that any Equity and Debt Transfer shall be subject to the following conditions and requirements at the time of such Equity and Debt Transfer (except as expressly provided below):

(A) neither the Minority Member Parent nor the Minority Member (or any Permitted Transferee, to the extent applicable) shall have any assets other than (w) the equity interests in the Minority Member (or

Permitted Transferee(s), if applicable) owned by the Minority Member Parent, (x) LLC Units owned of record by the Minority Member (and/or its Permitted Transferee(s), if applicable), (y) any distributions received in respect of such LLC Units pursuant to the LLC Agreement and not yet further distributed, and (z) any payments received pursuant to this Agreement and/or the Tax Sharing Agreement and not yet further distributed. All such LLC Units and equity interests in the Minority Member (or Permitted Transferee(s), if applicable) described above shall, at the time of the Equity and Debt Transfer, be free and clear of all Liens (as defined in the Contribution and Subscription Agreement), other than those imposed by this Agreement or the LLC Agreement;

(B) neither the Minority Member Parent nor the Minority Member (or any Permitted Transferee, to the extent applicable) shall have any obligations, commitments or liabilities (in each case whether or not accrued, contingent, known or otherwise) other than (w) tax liabilities solely resulting from the ownership by the Minority Member (and/or its Permitted Transferee(s), if applicable) of LLC Units, including as a result of distributions received or the allocation of income to the Minority Member (and/or such Permitted Transferee(s)), and payments received by the Minority Member under this Agreement and the Tax Sharing Agreement, in each case, solely for the taxable period of Minority Member (and/or its Permitted Transferee(s), if applicable) in which the date of the Equity and Debt Transfer occurs, (x) customary liabilities directly related to the Minority Member Parent’s existence as a corporation or the Minority Member’s existence as a limited liability company, (y) liabilities owed by the Minority Member Parent to the Indirect Shareholders under the Transferred Debt, all of which are transferred to the IPO Corporation in connection with the Equity and Debt Transfer, and (z) any other obligations, commitments or liabilities that are immaterial in the aggregate; provided that the Transferred Debt is fully prepayable at the time of the Equity and Debt Transfer or thereafter without penalty, premium or make whole;

(C) neither the Minority Member Parent nor the Minority Member (or any Permitted Transferee, to the extent applicable) is a party to or otherwise bound by (nor are any of their respective assets or properties bound by) any contractual or similar obligation whatsoever (including, for the avoidance of doubt, any obligation to set aside, issue or grant any equity interests to any Person), other than those directly imposed pursuant to this Agreement, the LLC Agreement, the Registration Rights Agreement, the Tax Sharing Agreement and the agreements governing the Transferred Debt, copies of which shall have been provided to the IPO Corporation prior to the Equity and Debt Transfer;

(D) in connection with and as a condition to any such Equity and Debt Transfer, each Indirect Shareholder that, together with its Affiliates,

owns more than 2% of the equity interests in Minority Member Parent, jointly and severally agrees to indemnify, defend and hold harmless the IPO Corporation, the Initial Member and their respective Affiliates and representatives from and against any obligations, commitments or liabilities (in each case whether or not accrued, contingent, known or otherwise) whatsoever (including any liabilities for Taxes) of the Minority Member Parent, the Minority Member and, if applicable, its Permitted Transferees, and in the case of (B) below, any such liabilities imposed on the IPO Corporation (A) in respect of periods or portions of periods ending on or prior to the Equity and Debt Transfer (whether arising before, on or after the date of the Equity and Debt Transfer, and including any successor or transferee liabilities, by contract or otherwise, and including the portion of any Straddle Period that ends on the date of the Equity and Debt Transfer), other than the liabilities of Minority Member Parent for the Transferred Debt (subject to clause (B) immediately following), and (B) incurred by virtue of the cancellation, termination, contribution to capital or other extinguishment of the Transferred Debt (including any Taxes imposed on any cancellation of indebtedness income realized by Minority Member Parent, as a result of such cancellation, termination, contribution to capital or other extinguishment), provided, that the maximum amount payable under this clause (B) shall not exceed the greater of (i) any liabilities for Taxes arising solely from the Equity and Debt Transfer and an immediately following contribution of the Transferred Debt to the capital of the Minority Member Parent or (ii) any liabilities for Taxes arising solely from the Equity and Debt Transfer and a liquidation of the Minority Member Parent pursuant to a plan of liquidation adopted on or after the Equity and Debt Transfer and completed within 10 days following the Equity and Debt Transfer, provided further that if the IPO Corporation takes the actions described in clause (i) or (ii) with respect to the Transferred Debt, such maximum amount shall not exceed the liabilities for Taxes described in the applicable clause;

(E) to the extent requested by the IPO Corporation, the Indirect Shareholders shall provide the IPO Corporation, prior to the Equity and Debt Transfer, with resignation letters, effective as of the Equity and Debt Transfer, from each of the directors, officers, general partners, managing members, or other Persons serving in a similar capacity of each of the Minority Member Parent, Minority Member and, to the extent applicable, the Permitted Transferees of the Minority Member;

(F) the Indirect Shareholders shall provide the IPO Corporation, prior to the Equity and Debt Transfer, with all corporate and organizational documents, documents relating to indebtedness, debt or equity securities, tax returns (including information returns and any documentation relating to the withholding of taxes on any distributions or interest payments made by Minority Member or Minority Member Parent, including any IRS certifications provided by the Indirect Shareholders) and all historical and current tax and accounting work papers (to the extent provided to the Minority Member Parent or their representatives) with respect to periods for which the applicable statute of limitations remains open as of the time of such Equity and Debt Transfer and, to the extent reasonably requested by the IPO Corporation, any other books and records or tax information, of each of the Minority Member Parent, Minority Member and, to the extent applicable, the Permitted Transferees of the Minority Member;

(G) in the event that any of the Indirect Shareholders is not, in the IPO Corporation’s reasonable judgment, a well-capitalized creditworthy entity with readily available cash resources to satisfy indemnification obligations under clause (D) above, each such Indirect Shareholder shall provide an irrevocable guarantee of performance and payment under this Section 3.7(d)(ii) from an entity reasonably acceptable to the IPO Corporation, or other credit support of such obligations that is reasonably acceptable to the IPO Corporation; and

(H) a duly authorized representative of each of the Indirect Shareholders shall provide an Officer’s Certificate to the IPO Corporation (in form and substance reasonably satisfactory to the IPO Corporation) prior to the Equity and Debt Transfer certifying as to satisfaction with the requirements set forth in clauses (A) through (G) above, including affirmation of the indemnification obligations under clause (D) above.

For greater certainty, it shall be within the Minority Member’s or its Permitted Transferee’s sole discretion whether to exercise any option contained in this Section 3.7(d) and the Minority Member or its Permitted Transferee shall be permitted to remain a member of the Company or its successor or any Person to which all or substantially all of the assets of the Company are transferred until exercising such option.

Section 3.8. Specific Performance

Each of the parties to this Agreement acknowledges that it shall be impossible to measure in money damages to the Company or the Member(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article III, that every such restriction or obligation is material, and that in the event of any such failure, neither the Company nor the Member(s) shall have an adequate remedy at law or in damages. Therefore, each party hereto consents to, in addition to any other remedies that may be available, the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security or proving actual damages, to compel specific performance of all of the terms of this Article III and to prevent any Transfer of LLC Units in contravention of any terms of this Article III, and waives any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages.

Section 3.9. Right of First Refusal

(a) Notwithstanding anything to the contrary contained herein but subject to Section 3.9(h), prior to a Qualified IPO, the Minority Member and its Permitted Transferees (each a “Selling Member”) shall not Transfer their LLC Units pursuant to Section 3.1(a)(iv)(B)(2) unless such Selling Members have first complied with this Section 3.9.

(b) In the event that a Selling Member intends to Transfer LLC Units or IPO Units, as the case may be, such Selling Member shall deliver to EFH, so long as it has an indirect interest in the Company and thereafter Parent (the “ROFR Party”) written notice of its intention to Transfer LLC Units or IPO Units, as the case may be, (the “Notice of Intention to Sell”) and the terms and conditions of the proposed Transfer, which notice shall state (i) the number of LLC Units or IPO Units, as the case may be, to be Transferred (the “Offered Units”), (ii) the purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iii) the identity of the proposed Transferee and (iv) any other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than twenty (20) days after delivery of the Notice of Intention to Sell). The Notice of Intention to Sell shall be accompanied by a written offer (the “Inside Offer”) irrevocable for ten (10) Business Days from its receipt to sell or otherwise Transfer to the ROFR Party or its designee, for a price in cash determined in accordance with Section 3.9(e), all, but not less than all, of the Offered Units, on the same terms and conditions as set forth in the Notice of Intention to Sell.

(c) If the ROFR Party chooses to exercise its rights hereunder (or have a designee exercise such rights) and accept the Inside Offer, it shall give written notice to the Selling Member and to the Company stating that the ROFR Party or its designee, as applicable (the “ROFR Purchaser”) desires to purchase all of the Offered Units and shall specify a date of closing, which date shall not be later than thirty (30) days after the receipt of such notice by the Selling Member; provided, that such date of closing shall be extended to the extent necessary to obtain any required regulatory approvals (but in no event shall such date be greater than 180 days after the date specified in such notice to the Selling Member and the Company). If the ROFR Party does not give such written notice within the ten (10) Business Day period specified in Section 3.9(b), the ROFR Party (and any applicable designee) shall be deemed to have waived all of its rights under this Section 3.9 with respect to the proposed Transfer of LLC Units or IPO Units.

(d) If the ROFR Party does not accept the Inside Offer (on its own behalf or on behalf of a designee) or is deemed to have waived its rights pursuant to Section 3.9(c) or payment for the Offered Units is not made by the ROFR Purchaser in accordance with Sections 3.9(e) and 3.9(f) hereof, the Selling Member may Transfer such Offered Units to the bona fide third-party purchaser identified in the Notice of Intention to Sell, during the sixty (60) day period immediately following the later of expiration of the Inside Offer and, if the ROFR Party (whether on its own behalf or that of a designee) duly accepted the Inside Offer, the time of payment for the Offered Units. Any Offered Units not purchased pursuant to the Inside Offer or by such third-party purchaser within the time periods specified herein shall again become subject to all of the terms and conditions of this Section 3.9 and may not thereafter be Transferred except in accordance therewith.

(e) The purchase price applicable to the ROFR Purchaser for the Offered Units shall be an amount equal to 100% of the cash purchase price and 100% of the Fair Market Value of any non-cash consideration on a per unit basis set forth in the Notice of Intention to Sell. Notwithstanding anything to the contrary in this Section 3.9, the time periods applicable to the election by the ROFR Party to purchase (or allow its designee to purchase) the Offered Units set forth in clause (b) of this Section 3.9 shall not be deemed to commence until a determination of Fair Market Value of any non-cash consideration pursuant to the definition thereof has been made.

(f) If the ROFR Party (whether on its own behalf or that of a designee) chooses to exercise its right to purchase (or allow its designee to purchase) all of the Offered Units, the ROFR Purchaser will purchase such Offered Units on substantially the same terms and with the same method of payment as is specified in the Notice of Intention to Sell; provided, however, that if the method or payment set forth in the Notice of Intention to Sell consists of property other than cash, then the ROFR Purchaser shall be entitled to pay the purchase price in a sum of cash as determined in accordance with Section 3.9(e).

(g) At the closing of the purchase, the ROFR Purchaser shall make payment as described in Section 3.9(f) against delivery by the Selling Member of the LLC Units or IPO Units, as the case may be, and in the event that the LLC Units or IPO Units, as the case may be, are certificated, delivery of such certificates duly endorsed or accompanied by a duly executed transfer form. The ROFR Purchaser may reasonably require waivers of any tax liens or other liens or encumbrances, representations and warranties or evidence of good title to the LLC Units or IPO Units, as the case may be, to be sold, or evidence of the authority of any legal representatives, before tendering payment for the LLC Units or IPO Units, as the case may be, to be purchased.

(h) Notwithstanding anything herein to the contrary, but subject to Section 3.4, in circumstances where (x) the ROFR Party (whether on its own behalf or that of a designee) chooses to exercise its right to purchase (or allow its designee to purchase) all of the Offered Units pursuant to this Section 3.9; and (y) the terms and conditions of the proposed Transfer pursuant to Section 3.1(a)(iv)(B)(2), as described in the Notice of Intention to Sell, involve the Transfer of all of the membership interests in or equity securities of the Selling Member or any of its Affiliates and/or shareholder debt owed to such Affiliates or their direct or indirect securityholders (collectively, the “ROFR Transferred Interests”) in lieu of the Transfer by the Selling Member of LLC Units or IPO Units, as the case may be, then the Selling Member shall have the option, in lieu of Transferring such LLC Units or IPO Units, as the case may be, to the ROFR Purchaser, to instead offer to sell to the ROFR Party and its designees the ROFR Transferred Interests on the same terms and conditions as set forth in the Notice of Intention to Sell, including for greater certainty with respect to the purchase price and any rights of indemnification; provided that in addition to any such terms, such offer shall also include for the benefit of the ROFR Purchaser protections no less favorable than those described in each of clauses (A) through (H) of Section 3.7(d)(ii). If the Selling Member intends to exercise its option contained in this Section 3.9(h), it shall notify the ROFR Party of such intention in the Notice of Intention to Sell delivered to EFH pursuant to Section 3.9(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Members’ Representations and Warranties. Each Member (severally and not jointly, as to itself) represents and warrants to the Company and the other Members that, as of the date hereof:

(a) such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by such Member of this Agreement have been duly authorized by all necessary action;

(b) such Member is duly organized and validly existing under the Laws of its jurisdiction of organization;

(c) this Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity;

(d) the execution, delivery, and performance by such Member of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment, or decree applicable to such Member, or (iii) conflict with, or result in a breach or default under, any Contract to which such Member is a party or any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, or certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Member’s ability to satisfy its obligations hereunder; and

(e) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Member to perform its obligations hereunder or to authorize the execution, delivery and performance by such Member of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Member’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Member is a party.

ARTICLE V

GENERAL PROVISIONS

Section 5.1. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered; telecopied and confirmed; mailed by certified mail, return receipt requested; or sent via nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)	if to the Company or the Initial Member to:

Oncor Electric Delivery Company LLC

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201-3411

Facsimile:      (214) 486-2067

Attention:       Legal Department, 22nd Floor

With a copy to:

Baker & McKenzie LLP

One Prudential Plaza

130 East Randolph Drive

Chicago, Illinois 60601

Facsimile:      (312) 861-7588

Attention:       James P. O’Brien

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile:      (212) 455-2502

Attention:       Andrew W. Smith

(ii)	if to the Minority Member, to:

c/o Borealis Infrastructure Corporation

c/o Borealis Infrastructure Management Inc.

Royal Bank Plaza, South Tower

200 Bay Street

Suite 2100, PO Box 56

Toronto, Ontario M5J 2J2, Canada

Facsimile: (416) 361-6075

Attention: Steven Zucchet

and

Cheyne Walk Investment Pte Ltd.

c/o GIC Special Investments Pte Ltd

1st Floor, York House

45 Seymour Street

London W1H 7LX, United Kingdom

Facsimile: +44 20 7725 3511

Attention: Head, Global Infrastructure Group, with a copy to

Stuart Baldwin

With a copy to:

Torys LLP

79 Wellington Street West, Suite 3000

Box 270, TD Centre

Toronto, Ontario M5K 1N2, Canada

Facsimile: (416) 865-7380

Attention:     Krista F. Hill

(iii)	if to any other Member, to such Member at the address or facsimile number provided by such Member and set forth on the counterpart to the signature page hereto executed by such Member.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail.

(a) Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 5.2. Entire Agreement; Supersede. This Agreement together with the LLC Agreement, the Registration Rights Agreement, the Tax Sharing Agreement and the Contribution and Subscription Agreement, constitute the entire agreement of the Company and the Members in their capacity as members of the Company and their Affiliates relating to the subject matter contained herein and supersedes all prior Contracts or agreements with respect thereto, whether oral or written.

Section 5.3. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to their obligations hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 5.4. Amendment or Restatement. This Agreement (including any Exhibit or Schedule hereto) may not be amended, modified, supplemented or restated, and no provision of this Agreement may be waived other than by a written instrument adopted, executed and agreed to by the Initial Member and the Minority Member, so long as the Minority Member or its Permitted Transferees holds in excess of 1% of the then aggregate outstanding LLC Units.

Section 5.5. Binding Effect; Third Party Beneficiaries. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and each of their respective heirs, permitted successors, permitted assigns, permitted distributees, Permitted Transferees and legal representatives; and by their signatures hereto, the Company and each Member intend to and do hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained (except in Sections 3.2(d), 3.3(e), 3.7 and 3.9).

Section 5.6. Governing Law; Severability; Limitation of Liability

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any otherwise governing principles of conflicts of law.

(b) In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded by agreement of the members of a limited liability company, such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d) To the fullest extent permitted by Law, neither the Company nor any Member shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on Contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and the Company and each Member releases each of the other such Persons from liability for any such damages.

(e) Each of the Members and the Company agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.7. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

Section 5.8. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by the Company and each of the Members so long as each counterpart shall be signed by one or more of the Members and so long as the other Members shall sign at least one counterpart which shall be delivered to the Company (and the Company shall sign at least one counterpart).

Section 5.9. Other Covenants. Each Member entitled to vote on matters submitted to a vote of the members of the Company, if any, agrees to vote the LLC Units owned by such Member upon all matters arising under this Agreement submitted to a vote of the members of the Company, as the case may be, in a manner that will implement the terms of this Agreement.

Section 5.10. Aggregation of Units. All LLC Units held or acquired by a Member and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Member, or application of any restrictions to a Member, or reference to its LLC Units under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold.

Section 5.11. Judicial Proceedings. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Members and the Company unconditionally agrees to (i) irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court sitting in the City of New York, Borough of Manhattan (the “Chosen Courts”), (ii) waive any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waive any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 5.1. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

[Signature Pages Follow]

IN WITNESS WHEREOF, each the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:
Name:
Title:

TEXAS TRANSMISSION INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS CORPORATION, its sole member

By:
Name:
Title:

By:
Name:
Title:

ENERGY FUTURE HOLDINGS CORP.

By:
Name:
Title:

EXHIBIT A

DEFINED TERMS

“Act” means the Delaware Limited Liability Company Act (6 Del. (§18 101, et seq.), as amended from time to time.

“Addendum Agreement” has the meaning set forth in Section 3.1(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, however, that for purposes of this Agreement, “Affiliates” of Cheyne Walk Investment Pte Ltd or any of its Affiliates, in each case in its capacity as an equityholder of Minority Member Parent, shall be deemed to only include GIC and any Person Controlled by GIC or any of its wholly owned Subsidiaries; and provided further, however, that “Affiliates” of GIC shall be deemed only to include any other Person Controlled by GIC or any of its wholly-owned Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Board” has the meaning set forth in the LLC Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by Law to close.

“Change of Control” means (i) the sale of all or substantially all of the assets of the Company or the IPO Corporation, as the case may be, to any Person (or group of Persons acting in concert), other than to a Related Entity or its Affiliates; or (ii) a merger, recapitalization or other sale by the Company or the IPO Corporation, as the case may be, or a Related Entity or any of its Affiliates, to a Person (or group of Persons acting in concert) of equity interests that results in any Person (or group of Persons acting in concert) owning more of the equity interests of the Company (or any resulting entity after a merger) than the relevant Related Entity and its Affiliates.

“Chosen Courts” has the meaning set forth in Section 5.11.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to Sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Commission” shall mean the Public Utility Commission of Texas.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company or its Representatives, through the ownership of LLC Units other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member or Representative, (ii) was or becomes available to such

Member on a nonconfidential basis prior to disclosure to the Member by the Company or its Representatives, (iii) was or becomes available to the Member from a source other than the Company or its Representatives, provided, that such source is not known by such Member to be bound by a confidentiality agreement with the Company, or (iv) is independently developed by such Member without the use of any such information received under this Agreement. In the case of the Minority Member, Confidential Information also includes all confidential and proprietary information previously provided under the provisions of the Confidentiality Agreements (as defined in the Contribution and Subscription Agreement). Confidential Information includes all information, documents and reports referred to under the Confidentiality Agreements, all understandings, agreements and other arrangements between and among the partners, and all other non-public information received from, or otherwise relating to the Company and its Subsidiaries and any Member or any other investor in any of the foregoing, except, in each case, any such information that is not subject to the confidentiality restrictions contained in such confidentiality agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, memorandum of understanding, or legally binding commitment or undertaking of any nature.

“Contribution and Subscription Agreement” means the Contribution and Subscription Agreement, dated as of August 12, 2008, by and between the Company and the Minority Member, as the same may be amended, supplemented or modified from time to time.

“Control” shall have the meaning set forth in the LLC Agreement.

“Direct or Indirect EFH Interest” shall have the meaning set forth in the LLC Agreement.

“Drag Appraiser” has the meaning set forth in Section 3.3(f).

“Drag Units” has the meaning set forth in Section 3.3(a).

“EFH” means Energy Future Holdings Corp., a Texas corporation and a Subsidiary of Parent.

“EFH Drag Units” has the meaning set forth in Section 3.3(a).

“EFH Sale Proposal” has the meaning set forth in Section 3.3(a).

“Equity and Debt Transfer” has the meaning set forth in Section 3.7(d)(ii).

“Equity Securities” has the meaning set forth in Section 3.6(a).

“Equivalent Offer” has the meaning set forth in Section 3.2(h).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” means (x) in the case of publicly traded securities, the average of the closing sale prices thereof on the principal market on which it is traded for the last five (5) full trading days prior to the determination and (y) in the case of any other assets or property, the dollar value given to such assets or property by a committee to be appointed by the Board, which committee shall comprise three of the Independent Directors (as defined in the LLC Agreement) on the Board, based upon such committee’s evaluation of the assets or property at issue.

“GIC” shall mean the Government of Singapore Investment Corporation Pte Ltd.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Inclusion Notice” has the meaning set forth in Section 3.2(b).

“Inclusion Right” has the meaning set forth in Section 3.2(c).

“Indirect Shareholders” has the meaning set forth in Section 3.7(d)(ii).

“Initial Member” has the meaning set forth in the Preamble.

“Initial Member Sale Proposal” has the meaning set forth in Section 3.3(a).

“Initial Member Drag Units” has the meaning set forth in Section 3.3(a).

“Inside Offer” has the meaning set forth in Section 3.9(b).

“IPO” means the initial offering (or series of related offerings) of securities of the Company or the IPO Corporation, as the case may be, to the public pursuant to an effective registration statement (or statements) under the Securities Act after which there is an active trading market in such securities.

“IPO Conversion” has the meaning set forth in Section 3.7(a).

“IPO Corporation” has the meaning set forth in Section 3.7(a).

“IPO Demand” has the meaning set forth in the Registration Rights Agreement.

“IPO Unit” means a common equity interest in the IPO Corporation.

“IRR” means the cumulative internal rate of return of the relevant Person (calculated as provided below), as of a particular time, where the internal rate of return for such Person is the annualized rate of return which results in the following amount having a net present value equal to zero: (i) the aggregate amount of cash and the fair market value of any assets distributed to such Person pursuant to the LLC Agreement from time to time, plus (ii) the aggregate amount of cash paid to such Person pursuant to the Tax Sharing Agreement from time to time, plus (iii) the aggregate amount of cash and the fair market value of any assets to be received by such Person in the Required Sale, less the amount of any reasonable out-of-pocket expenses borne by such Person (which, in the case of the Minority Member, shall be deemed to include (but not be limited to), any reasonable out-of-pocket expenses incurred by its sole member) in connection with the Required Sale minus (iv) the Purchase Price (as defined in the Contribution and Subscription Agreement) plus reasonable out-of-pocket transaction costs incurred by or on behalf of the Minority Member in connection with the purchase of the Buyer Units and the transactions contemplated in the Contribution and Subscription Agreement. In determining the IRR, the following shall apply: (a) all distributions pursuant to the LLC Agreement and all payments pursuant to the Tax Sharing Agreement shall each be based on the amount distributed prior to the application of any U.S. federal, state or local taxation to the relevant Person; (b) all proceeds to be received by such Person in the Required Sale shall be based on the amount received after application of any U.S. federal, state or local taxation to the relevant Person (for this purpose, if such Person is the Minority Member (or its Permitted Transferee) and it is not itself taxed as a corporation for U.S. federal income tax purposes but is a direct or indirect wholly-owned Subsidiary of a Person who is taxed on the income of Minority Member (or its Permitted Transferee) as a corporation for US federal income tax purposes (the “Parent Corporation”), such Person shall be treated solely for this purpose as if it were the Parent Corporation); and (c) the rates of return shall be per annum rates and all amounts shall be calculated on a daily compounded basis, and on the basis of a 365-day year.

“IRR Hurdle” has the meaning set forth in Section 3.3(d).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Act.

“Liquidity Event” means any of the following: (i) a Change of Control; (ii) an IPO; or (iii) any spin-off of the Company, or other reorganization or similar transaction in which, in the case of clause (iii) only, the LLC Units held by the Initial Member and its Permitted Transferees are distributed out to its corporate parents and pursuant thereto no longer held by EFH or any of its Subsidiaries.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended, supplemented or otherwise modified from time to time.

“LLC Units” has the meaning set forth in the LLC Agreement.

“Marketable Securities” means any securities that are listed or quoted on a nationally-recognized exchange or electronic quotation system, and that are or will be registered for sale and free from any lock-up or other transfer restrictions within 180 days from the date of receipt by the applicable Member, other than any transfer restrictions imposed by applicable securities laws.

“Members” has the meaning set forth in the Preamble.

“Minority Member” has the meaning set forth in the Preamble.

“Minority Member Parent” has the meaning set forth in Section 3.7(d)(ii).

“Notice of Intention to Sell” has the meaning set forth in Section 3.9(b).

“Offered Units” has the meaning set forth in Section 3.9(b).

“OMI” has the meaning set forth in Section 3.2(a).

“Option Notice” has the meaning set forth in Section 3.7(d).

“Parent” means Texas Energy Future Holdings Limited Partnership and any successor entity.

“Participating Member” has the meaning set forth in Section 3.6(a).

“Permitted Transferee” means with respect to any Member or EFH (i) any Affiliate of such Member or EFH (provided that without the consent of the Initial Member an Affiliate of a Member shall not constitute a Permitted Transferee if a Transfer of any LLC Units to such Affiliate would directly or indirectly transfer any of the underlying economic interest in the LLC Units to a non-Affiliate) or (ii) any successor entity of such Member or EFH; provided, in each case, that such Permitted Transferee of a Member has agreed to become a party to this Agreement and has been admitted as a member of the Company pursuant to the LLC Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Preemptive Percentage” has the meaning set forth in Section 3.6(b).

“Pro Rata Share” has the meaning set forth in Section 3.2(c).

“PUCT Order” shall mean the Order of the Commission entered on February 22, 2008 in Docket No. 34077, addressing the Joint Report and Application filed by Texas Energy Future Holdings Limited Partnership and the Company.

“Qualified IPO” means any offering of the Company or the IPO Corporation, as the case may be (or series of offerings), pursuant to an effective registration statement (or statements) under the Securities Act (other than a registration statement on Forms S-4 or S-8 or any similar form) as a result of which at least 35% of the outstanding LLC Units or IPO Units of common stock of such entity are or have been sold to the public.

“Reduction Units” has the meaning set forth in Section 3.2(c).

“Register of Members” means Schedule B to the LLC Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, by and among the Company, the Initial Member and the Minority Member, as the same may be amended, supplemented or modified from time to time.

“Related Entity” means the Initial Member or any current or future Affiliate of the Initial Member that directly holds a membership interest in the Company or the IPO Corporation following an IPO Conversion.

“Representatives” has the meaning set forth in Section 2.4(b).

“Required Sale” has the meaning set forth in Section 3.3(a).

“Required Sale Notice” has the meaning set forth in Section 3.3(a).

“ROFR Purchaser” has the meaning set forth in Section 3.9(c).

“ROFR Transferred Interests” has the meaning set forth in Section 3.9(h).

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Selling Member” has the meaning set forth in Section 3.9(a).

“Sharing Percentage” means, with respect to each Member (or group of Members) and such other Persons participating in the relevant sale and a specified class of LLC Units or IPO Units, the fraction (expressed as a percentage), the numerator of which is the number of LLC Units or IPO Units of such class owned by such Member or such other Persons and the denominator of which is the sum of the total number of LLC Units or IPO Units of such class owned by all Members and such other Persons (or the relevant Members and such other Persons if the calculation is made with respect to a specified group of Members and such other Persons).

“Straddle Period” means any taxable period that begins prior to the date of the Equity and Debt Transfer and ends after such date.

“Subscription Period” has the meaning set forth in Section 3.6(a).

“Subsidiary” means, (x) with respect to any Person, (i) any corporation or other entity a majority of the equity interests of which having ordinary voting power to elect a majority of the board of directors, managing member or other body performing similar functions is at the time owned, directly or indirectly, with power to vote, by such Person or any direct or indirect Subsidiary of such Person, (ii) a partnership in which such Person or any direct or indirect Subsidiary is a general partner and (y) without limitation to the forgoing clause (x), with respect to Parent and EFH, the Company and the Initial Member for so long as Parent and EFH hold, directly or indirectly, a majority of the outstanding LLC Units or IPO Units, as the case may be.

“Substituted Member” has the meaning set forth in Section 3.5(b).

“Tag Appraiser” has the meaning set forth in Section 3.2(i)(iii)(B).

“Tag Offerees” has the meaning set forth in Section 3.2(a).

“Tag Seller” has the meaning set forth in Section 3.2(a).

“Tag Units” has the meaning set forth in Section 3.2(a).

“Tax” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

“Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, dated as of the date of this Agreement, by and among the Company, the Initial Member, EFH, OMI and the Minority Member, as the same may be amended, supplemented or otherwise modified from time to time.

“Transfer” or “Transferred” means any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition (whether voluntary or involuntary, by operation of Law, pursuant to judicial process or otherwise) of any LLC Units (or any interest (pecuniary or otherwise) therein or rights thereto). In the event that any Member that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling such Member or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Transferred Debt” has the meaning set forth in Section 3.7(d)(ii).

“Trigger Event” with respect to modifications to Section 2.1(d) to take effect upon the occurrence of a Trigger Event means the occurrence of a Liquidity Event if the operation of Section 2.1(d) after giving effect to such modifications would not violate applicable law, regulation or any order of a Governmental Authority.

EXHIBIT B

FORM OF ADDENDUM AGREEMENT

This Addendum Agreement (this “Addendum Agreement”) is made this      day of             , 20    , by and between                      (the “Transferee”) and Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of that certain Investor Rights Agreement, dated as of November 5, 2008, including all exhibits thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company, the Members and their LLC Units;

WHEREAS, the Transferee is acquiring LLC Units issued by the Company or pursuant to a Transfer, in either case, in accordance with the Agreement; and

WHEREAS, the Company and the Members have required in the Agreement that all Persons to whom LLC Units are transferred and all other Persons acquiring LLC Units must enter into an Addendum Agreement binding the Transferee to the Agreement to the same extent as if it were an original party thereto and imposing the same restrictions and obligations on the Transferee and the LLC Units to be acquired by the Transferee as are imposed upon the Members under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the LLC Units, the Transferee acknowledges and agrees as follows:

1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the LLC Units in accordance with and subject to the terms and conditions of the Agreement.

2. The Transferee represents and warrants, as of the date hereof, to the Company and the Members as follows:

(a) the Transferee has full power and authority to execute and deliver this Addendum Agreement and to perform its obligations hereunder and under the Agreement, and, if such Transferee is not executing this Addendum Agreement in its individual capacity, the execution, delivery, and performance by such Transferee of this Addendum Agreement have been duly authorized by all necessary action;

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(b) this Addendum Agreement has been duly and validly executed and delivered by such Transferee and constitutes the binding obligation of such Transferee enforceable against such Person in accordance with its terms;

(c) the execution, delivery, and performance by such Transferee of this Addendum Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Person is subject, (ii) violate any order, judgment, or decree applicable to such Person, or (iii) conflict with, or result in a breach or default under, any agreement or other instrument to which such Person is a party or, if such Transferee is not executing this Addendum Agreement in its individual capacity, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Person’s ability to satisfy its obligations hereunder;

(d) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Transferee to perform its obligations hereunder or under the Agreement, if such Transferee is not executing this Addendum Agreement in its individual capacity, to authorize the execution, delivery and performance by such Transferee of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Transferee’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Transferee is a party;

(e) such Transferee is acquiring the LLC Units for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act; such Transferee acknowledges that the LLC Units have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act; and such Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the LLC Units and is capable of bearing the economic risks of the transactions contemplated by this Addendum Agreement; and

(f) such Transferee does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the execution, delivery or performance of this Addendum Agreement by such Transferee.

3. The Transferee agrees that the LLC Units acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound, by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement or an initial Member, as the case may be; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee as a Member of the Company unless and until the Transferee is admitted to the Company as provided in the LLC Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

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4. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Transferee, the Transferor hereby transfers and assigns absolutely to the Transferee [all of its LLC Units][such portion of its LLC Units as are specified below], including, for the avoidance of doubt, all rights, title and interest in and to such LLC Units, with effect from the date hereof.

5. The Transferee hereby agrees to accept the LLC Units of the Transferor and hereby agrees and consents to become a Member.

6. It is hereby confirmed by the Transferor that the Transferor has complied in all respects with the provisions of the Agreement with respect to the transfer of the LLC Units. The number of LLC Units in the Company currently held by the Transferor, and to be transferred and assigned pursuant to this Transfer Form, are as follows:

Number of LLC Units

[                    ]

7. Any notice required as permitted by the Agreement shall be given to the Transferee at the address listed beneath the Transferee’s signature below.

8. This Addendum Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

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Transferee

Address:

Transferor:	AGREED TO:
ONCOR ELECTRIC DELIVERY COMPANY LLC

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SCHEDULE 3.3(D)

Investor Rights Agreement Principles

The amended LLC Agreement and the amended Investor Rights Agreement would reflect terms typical and customary for investors in a business holding similar proportions of ownership interests as the Members and would include the following principles:

1.	Board Representation

Prior to falling below an ownership threshold to be agreed by the parties, each Member shall have the right to appoint directors to the Board of Directors of the Company in proportion to its ownership interest in the Company.

2.	Decisions Requiring Minority Member Approval

Decisions of the Board of Directors and the Members shall generally be made by a simple majority vote. Notwithstanding the foregoing, prior to the Minority Member falling below an ownership threshold to be agreed by the parties, certain decisions require the approval of the directors elected by the Minority Member (in the case of a decision made by the Board of Directors) or the Minority Member itself (in the case of a decision made by the Members). Subject to appropriate exceptions and further details to be negotiated, those decisions would include:

•	amending the constitutional documents of the Company or any of its material subsidiaries (including the amended LLC Agreement);

•	issuing additional equity interests of the Company (including, without limitation, options over equity securities and securities convertible into shares);

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converting, exchanging, reclassifying, redesignating, subdividing or amending any securities of the Company or any of its material subsidiaries or amending the rights, privileges, restrictions and conditions attaching to any securities of the Company or any of its material subsidiaries;

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issuing, entering into or assuming any material new debt securities or credit facilities or similar indebtedness (other than refinancing any debt existing prior to the date of the applicable Required Sale that does not materially increase outstanding amounts and in any event excluding borrowings and reborrowings under revolving credit and similar facilities), including by way of the provision of any guarantees or indemnities by the Company or any of its subsidiaries;

•	for so long as the Company’s credit rating is investment grade, raising any non-investment grade debt;

•	making any material repayments of principal in addition to scheduled or other mandatory principal payments on any debt that may be owing by the Company or any of its subsidiaries;

•	approval of material individual capital expenditures that are not expressly contemplated in the annual capital budget and not necessary to address emergency situations or legal requirements;

•	approval of material expenditures that are not expressly contemplated in the annual budget of the Company and not necessary to address emergency situations or legal requirements;

•	approval of commencement or settlement of any material litigation;

•	amending material employee benefit arrangements for senior executives in any material respect;

•	entering into any transaction (including by way of merger or plan of arrangement) involving a material acquisition or disposition of assets or shares;

•	entering into joint ventures, partnerships or similar arrangements;

•	approval of material changes in accounting policy;

•	appointment, removal or replacement of auditors if they are not one of the top 4 nationally recognized accounting firms;

•	approval of the annual budget of the Company and the business plan of the Company;

•	approval of any change in the tax status of the Company or any of its subsidiaries;

•	approving a proposal to effect a reorganization, liquidation, dissolution or winding up of the Company or any of its material subsidiaries;

•	voluntarily assigning the Company or any of its subsidiaries into bankruptcy or making of a proposal for the benefit of its creditors;

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making a material change in the nature of the business carried on by the Company or any of its subsidiaries or in the discontinuance or termination of the business of the Company or any of its subsidiaries;

•	appointment, removal and replacement of the Chief Executive Officer and the Chief Financial Officer of the Company;

•	any proposed change in the distribution policy agreed to by the Members in respect of the Company;

•	any related party transaction; and

•	initiating any rate case and approval of submission(s) in connection with any rate case.

3.	Dispositions of Interests

Dispositions of each Member’s interests in the Company shall be subject to a right of first offer which will provide that, to the extent that a Member (the “Selling Party”) determines to sell directly or indirectly some or all of its interests in the Company (the “Sale Interests”) to a third party (a “Disposition”), the Selling Party shall first offer the Sale Interests to the other Members, who shall be entitled to purchase the Sale Interests at the price (the “Sale Price”) at which the Selling Party reasonably determines to offer the Sale Interests to a third party pursuant to the Disposition; provided that if the other Members determine not to acquire such Sale Interests at the Sale Price, the Selling Party shall have a reasonable period of time to seek to sell such Sale Interests to a third party at a price at or above the Sale Price.

In addition to the right of first offer described above, dispositions of each Member’s interests in the Company shall be subject to tag-along rights in the form provided in the Investor Rights Agreement and drag-along rights in the form provided in the Investor Rights Agreement except that the exercise of such drag-along rights will only be triggered in connection with a determination by 90% or more in interest of the Members.

4.	Transfer Restrictions

No restrictions on transfer of interests in the Company, except as set forth above.